Moody National REIT II, Inc. - POS AM

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Moody National REIT I, Inc.

We consent to the use of our report dated March 23, 2017, with respect to the consolidated balance sheets of Moody National REIT I, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related financial statement schedule III, real estate assets and accumulated depreciation, included in the Annual Report on Form 10-K of Moody National REIT I, Inc. for the year ended December 31, 2016, filed with the Securities and Exchange Commission, which is incorporated by reference in this Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (Commission File No. 333-198305), as amended, and related Prospectus of Moody National REIT II, Inc. and to the reference to our firm under the heading “Experts” in the Registration Statement, as amended, and related Prospectus.

Our report dated March 23, 2017 refers to a change in the method of accounting for debt issuance costs.

/s/ Frazier & Deeter LLC

Atlanta, Georgia
April 14, 2017